EXHIBIT 10.7

Kern County

Agt. #
     -
AGREEMENT
FOR
INDEPENDENT THINKING SKILLS TRAINING FOR CaIWORKs PARTICIPANTS
Independent Contractor
(County of Kern  L. L. Brown International, Inc.)

THIS AGREEMENT is made and entered into on -MAY 9 2000 by and between the COUNTY OF KERN, a political subdivision of the State of California, as represented by the Department of Human Services (hereinafter "COUNTY"), and L. L. BROWN INTERNATIONAL, INC., a forprofit organization (hereinafter "CONTRACTOR"), whose principal place of business is at 19425 681h Avenue South, Suite S1 05, Kent, WA 98032.

WITNESSETH:

WHEREAS:

A. Government Code Sections 31000 and 53060 permit the COUNTY Board of Supervisors to contract for the furnishing of special services with individuals specially trained and experienced and competent to perform those services; and

Welfare and Institutions Code Section 11320 et. seq. requires each county to offer a range of services adequate to ensure that each California Work Opportunity and Responsibility to Kids (CaIWORKs) participant has access to needed activities and services to assist them in seeking unsubsidized employment; and

C. The Department of Human Services of COUNTY (hereinafter "DEPARTMENT") is responsible for administering public assistance programs and assisting CalWORKs participants to transition to selfsufficiency through unsubsidized employment; and

DEPARTMENT, through a Request for Proposal (RFP) process, selected CONTRACTOR by reason of CONTRACTOR'S qualifications, experience, and ability to provide the services on the terms set forth herein; and

E. This partnership targets the Federal Temporary  Assistance for Needy Families
(TANF) goals to provide assistance to CalWORKs families and to end the dependence of needy families by promoting job preparation, work and marriage.

NOW, THEREFORE, IT IS AGREED between the parties as follows:

1.   TERM

This Agreement shall be deemed in force as of the date first above written and shall remain in effect until April 30, 2001, unless sooner terminated as hereinafter provided.

11.      RESPONSIBILITIES OF CONTRACTOR

A. CONTRACTOR shall provide "Independent Thinking Skills" and "Thirty Days to Gainful Employment' training seminars to returning CalWORKs participants who have been unsuccessful in remaining employed. The purpose of the training program is to increase employment and retention rates, and reduce the rate of public assistance reapplications. Program services and seminar instruction shall include the following:

1. Seminars shall be provided a minimum of two times per month, consisting of forty (40) hours, Monday through Friday, of classroom instruction.
2. Seminars shall consist of twentyfour (24) hours, "Independent Thinking Skills" and sixteen (16) hours, 'Thirty Days to Gainful Employment Instruction".
3. Seminars shall provide training to a minimum of twenty (20) CalWORKs participants per session, with a maximum of eight hundred twentyfive (825) participants for the term of this Agreement. 1
4.   Seminars shall be provided in English and Spanish, as required.
5. CONTRACTOR shall collaborate with COUNTY'S Case Managers to facilitate the identification of employment or attendance barriers.
6.   CONTRACTOR shall provide the following training material and supplies:

a.       Program workbooks
b.       Audio instruction tapes
C.       Instructional compact disks
d.       Printed materials
e.       Instructional supplies

7.   CONTRACTOR shall provide the following training person nel:

a.       Senior Trainer
b.       Certified Trainer
C.       Program Coordinator
d.       Other personnel, as required.

B. CONTRACTOR shall provide posttraining program sessions consisting of four (4) to eight (8) hours of additional training to CalWORKs participants, upon request of DEPARTMENT, as inkind contributions and at no additional cost to the COUNTY. Sessions shall include motivation, employment retention, and career advancement topics to further assist the CalWORKs participant to transition to selfsufficiency through unsubsidized employment.

C. CONTRACTOR, upon request of DEPARTMENT, may provide CalWORKs atrisk youths a modified abbreviated youthoriented version of the contracted seminar program, not to exceed, twelve (12) days or one (1) day per month during the term of this Agreement, as inkind contributions and at no additional cost to the COUNTY.

CONTRACTOR'S REPORTING RESPONSIBILITIES

A. CONTRACTOR shall provide a Daily Signin Log and Weekly Referral Tracking Log of CalWORKs participants, monthly to DEPARTMENT in accordance with Exhibit A, which is attached hereto and incorporated herein by this reference, and shall, at a minimum, include the following:

1 . Name of attendee
2. Social Security number
3. Date of seminar
4. Type of seminar

5.       Daily attendance
6.       Number of participants completing programs

B. CONTRACTOR shall provide monthly to DEPARTMENT seminar evaluations and testimonials completed by CalWORKs participants and submitted to CONTRACTOR during seminar sessions.

C. CONTRACTOR shall provide DEPARTMENT a final project report no later than May 31, 2001, to substantiate the following anticipated outcomes:

1.   Program Analysis and Outcomes Rego

a. Sixtyfive percent (65%) increase in employment retention rates after six (6) months for all CalWORKs program participants to be measured by datamatch provided by COUNTY.
b. Reduce the rate of public assistance reapplications for all CalWORKs program participants by twentyfive percent (25%) to be measured by datamatch at the end of the term of this Agreement.
c. Promote learning and increase skills to enhance the selfsufficiency of CalWORKs program participants and their families.
d. Promote job preparation, job retention, and employment advancement for all CalWORKs program participants.

IV.      RESPONSIBILITIES OF COUNTY

A. COUNTY shall refer all eligible CalWORKs participants for CONTRACTOR'S program services.

B. COUNTY shall provide classroom facilities to accommodate a minimum of twenty five (25) students per session.

C.  COUNTY  shall  provide   supportive   services   including  the   following;
transportation,   child  care  and  ancillary   assistance  to  promote  program
attendance.

D. COUNTY shall provide datamatch to CONTRACTOR to assist CONTRACTOR in substantiating the anticipated outcomes listed above in Paragraph III.C.

E. COUNTY shall provide duplication and printing of materials needed for the atrisk youth training sessions.

COUNTY shall compensate CONTRACTOR Seven Thousand Five Hundred Dollars ($7,500), per session minus materials and supplies purchased by DEPARTMENT, in an amount not to exceed Two Hundred NinetySeven Thousand dollars ($297,000). Cost of materials for each participant shall be credited against monthly seminar compensation paid to CONTRACTOR by DEPARTMENT over the term of this Agreement. CONTRACTOR anticipates each session will accommodate twenty (20) CalWORKs participants. COUNTY shall compensate CONTRACTOR Three Hundred Ninety Dollars ($390) for each additional participant, up to a maximum of twentyfive (25) participants, attending each session. No funds paid to CONTRACTOR through this Agreement shall be utilized to compensate employees of CONTRACTOR for overtime or compensatory, time off, except to the extent that CONTRACTOR is required to pay for overtime or compensatory time off pursuant to the Fair Labor Standards Act of 193 8, 29 USCS Section 201 et seq., or applicable State law. All compensation is subject to the availability of State and federal funding

Vi.      BILLING REQUIREMENTS

CONTRACTOR shall submit monthly claims to DEPARTMENT for services rendered under this Agreement. Costs paid under this Agreement are subject to cost principles contained in the following Federal Publications:

48 CFR Part 31, Contract Cost Principles and Procedures for profit organizations

A. Invoices shall be submitted in triplicate in a form approved by COUNTY. Invoices for seminars up to twenty (20) participants shall be paid in the amount of Seventy Five Hundred Dollars ($7,500) per session less materials purchased by the DEPARTMENT in an amount of One Hundred Ninety Dollars ($190) per participant.

B. Invoices for seminars with more than twenty (20) and up to twentyfive (25) participants shall be compensated in an amount of Three Hundred Ninety Dollars ($390) for each additional participant less materials purchased by the DEPARTMENT in an amount of One Hundred Ninety Dollars ($190) per participant.

C. Invoices shall be accompanied by a list of CalWORKs program participants receiving services in each monthly billing period as referenced in Paragraph III.A.

D. Invoices shall be sent to DEPARTMENT for review and processing. Payment will be made to CONTRACTOR within thirty (30) days of receipt and approval of each invoice.

VII.     REPRESENTATIONS

CONTRACTOR makes the following representations which are agreed to be material to and form a part of the inducement for this Agreement:

A. CONTRACTOR has the expertise and support staff necessary to provide the services described in this Agreement; and

B. CONTRACTOR does not have any actual or potential interests adverse to COUNTY, nor does CONTRACTOR represent a person or firm with an interest adverse to COUNTY with reference to the subject of this Agreement; and

C. CONTRACTOR shall diligently provide all required services in a timely and professional manner in accordance with the terms and conditions stated in this Agreement.

Vill.    ASSIGNMENT

CONTRACTOR shall not assign or transfer this Agreement or its obligations hereunder, or any part thereof. CONTRACTOR shall not assign any monies due or which become due to CONTRACTOR under this Agreement without the prior written approval of COUNTY.

ix.      NEGATION OF PARTNERSHIP

In the performance of the services under this Agreement, CONTRACTOR shall be, and acknowledges that CONTRACTOR is in fact and law, an independent contractor and not an agent or employee of COUNTY. CONTRACTOR has and retains the right to exercise full supervision and control over the manner and methods of providing services to COUNTY under this Agreement. CONTRACTOR retains full supervision and control over the employment, direction, compensation and discharge of all persons assisting CONTRACTOR in the provision of services under this Agreement. With respect to CONTRACTOR'S employees, if any, CONTRACTOR shall be solely responsible for payment of wages, benefits and other compensation, compliance with all occupational safety, welfare and civil rights laws, tax withholding and payment of employment taxes whether federal, State or local, and compliance with any and all other laws regulating employment.

X.       INDEMNIFICATION

CONTRACTOR agrees to indemnify, defend and hold harmless COUNTY and COUNTY'S agents, board members, elected and appointed officials and officers, employees, volunteers and authorized representatives from any and all losses, liabilities, charges, damages, claims, liens, causes of action, awards, judgments, costs, and expenses (including, but not limited to, reasonable attorneys fees of County Counsel and counsel retained by COUNTY, expert fees, costs of staff time, and investigation costs) of whatever kind or nature, which arise out of or are in any way connected with any act or omission of CONTRACTOR or CONTRACTOR'S officers, agents, employees, independent contractors, subcontractors of any tier, or authorized representatives. Without limiting the generality of the foregoing, the same shall include injury or death to any person or persons; damage to any property, regardless of where located, including the property of COUNTY; and any workers' compensation claim or suit arising f rom or connected with any services performed pursuant to this Agreement on behalf of CONTRACTOR by any person or entity.

X1.      INSURANCE

CONTRACTOR, in order to protect COUNTY and its board members, officials, agents, officers, and employees against all claims and liability for death, injury, loss and damage as a result of CONTRACTOR'S actions in connection with the performance of CONTRACTOR'S obligations, as required in this Agreement, shall secure and maintain insurance as described below. CONTRACTOR shall not perform any work under this Agreement until CONTRACTOR has obtained all insurance required under this section and the required certificates of insurance have been filed with and approved by COUNTY. CONTRACTOR shall pay any deductibles and selfinsured retentions under all required insurance policies.

A.       Workers' Coml2ensation Insurance Reguirement

CONTRACTOR shall submit written proof that CONTRACTOR is insured against liability for workers' compensation in accordance with the provisions of Section 3700 of the Labor Code.

In signing this Agreement, CONTRACTOR makes the following certification, required by Section 1861 of the Labor Code:

"I am aware of the provisions of Section 3700 of the Labor Code which require every employer to be insured against liability for workers' compensation or to undertake selfinsurance in accordance with the provisions of that code, and I will comply with such provisions before commencing the performance of the work of this Agreement."

CONTRACTOR shall require any subcontractors to provide workers' compensation for all of the subcontractors' employees, unless the subcontractors' employees are covered by the insurance afforded by CONTRACTOR. If any class of employees engaged in work or services performed under this Agreement is not covered by Labor Code Section 3700, CONTRACTOR shall provide and/or require each subcontractor to provide adequate insurance for the coverage of employees not otherwise covered.

B.       Liability Insurance Requirements

I . CON'TRAC70R shall maintain in full force and effect, at all times during The term of this Agreement, the following insurance:

a. Commercial General Liability Insurance, including, but not limited to, Contractual Liability Insurance (specifically concerning the indemnity provisions of this Agreement), ProductsCompleted Operations Hazard, Personal Injury (including bodily injury and death), and Property Damage for liability arising out of CONTRACTOR'S performance of work under this Agreement. Said insurance coverage shall have minimum limits for Bodily Injury and Property Damage liability of Five Hundred Thousand Dollars ($500,000) each occurrence and One Million Dollars ($1,000,000) aggregate.

b. Automobile Liability Insurance against claims of Personal Injury (including bodily injury and death) and Property Damage covering all owned, leased, hired and nonowned vehicles used in the performance of services pursuant to this Agreement with minimum limits for Bodily Injury and Property Damage liability of Five Hundred Thousand Dollars ($500,000) each occurrence and One Million Dollars ($1,000,000) aggregate. Such insurance shall be provided by a business or commercial vehicle policy.

2. The Commercial General Liability Insurance required in this Subparagraph B. shall include an endorsement naming COUNTY and COUNTY'S board members, officials, officers, agents and employees as additional insureds for liability arising out of this Agreement and any operations related thereto.

3. If any of the insurance coverages required under this Agreement is written on a claimsmade basis, the insurance policy shall provide an extended reporting period of not less than four (4) years following the termination of this Agreement or completion of CONTRACTOR'S work specified in this Agreement, whichever is later.

4. Prior to CONTRACTOR commencing any of its obligations under this Agreement, evidence of insurance in compliance with the requirements above shall be furnished to DEPARTMENT'S Contracts Office by Certificate of Insurance. Receipt of evidence of insurance that does not comply with above requirements shall not constitute a waiver of the insurance requirements set forth above.

C.       Cancellation of Insurance

The abovestated insurance coverages required to be maintained by CONTRACTOR shall be maintained until the completion of all of CONTRACTOR'S obligations under this Agreement, and shall not be reduced, modified, or canceled without thirty (30) days prior written notice to COUNTY. Also, phrases such as "endeavor to" and "but failure to mail such notice shall impose no obligation or liability of any kind upon the company" shall not be included in the cancellation wording of all Certificates of Insurance or any coverage for COUNTY and COUNTY'S board members, officials agents, and employees. CONTRACTOR shall immediately obtain replacement coverage for any insurance policy that is terminated, canceled, nonrenewed, or whose policy limits have been exhausted or upon insolvency of the insurer that issued the policy.

D. All insurance shall be issued by a company or companies listed in the current "Best's Key Rating Guide" publication with a minimum of a "B+;V" rating, or in special circumstances, be preapproved by COUNTY.

E. If CONTRACTOR is, or becomes during the term of this Agreement, selfinsured or a member of a selfinsurance pool, CONTRACTOR shall provide coverage equivalent to the insurance coverages and endorsements required above. COUNTY will not accept such coverage unless COUNTY determines, in its sole discretion and by written acceptance, that the coverage proposed to be provided by CONTRACTOR is equivalent to the aboverequired coverages.

F. All insurance afforded by CONTRACTOR pursuant to this Agreement shall be primary to and not contributing to any other insurance maintained by COUNTY.

G. Insurance coverages in the minimum amounts set forth herein shall not be construed to relieve CONTRACTOR for any liability, whether within, outside, or in excess of such coverage, and regardless of solvency or insolvency of the insurer that issues the coverage; nor shall it preclude COUNTY from taking such other actions as are available to it under any other provision of this Agreement or otherwise in law.

H. Failure by CONTRACTOR to maintain all such insurance in effect at all times required by this Agreement shall be a material breach of this Agreement by

CONTRACTOR. COUNTY, at its sole option, may terminate this Agreement and obtain damages from CONTRACTOR resulting from said breach. Alternatively, COUNTY may purchase such required insurance coverage, and without further notice to CONTRACTOR, COUNTY shall deduct from sums due to CONTRACTOR any premiums and associated costs advanced or paid by COUNTY for such insurance. If the balance of monies obligated to CONTRACTOR pursuant to this Agreement are insufficient to reimburse COUNTY for the premiums and any associated costs, CONTRACTOR agrees to reimburse COUNTY for the premiums and pay for all costs associated with the purchase of said insurance. Any failure by COUNTY to take this alternative action shall not relieve CONTRACTOR of its obligation to obtain and maintain the insurance coverages required by this Agreement.

XII.     EVALUATION

Services to be provided by CONTRACTOR shall be evaluated by DEPARTMENT on a continuing basis. Any deficiencies noted during evaluation shall be stated and placed in detailed written form, and a copy submitted to CONTRACTOR. CONTRACTOR shall respond in writing to the deficiencies statement within twenty (20) days from the date of receipt. A plan to remedy these deficiencies shall be implemented within sixty (60) days from the date of the deficiencies statement. Failure to remedy the stated deficiencies may result in termination of the Agreement by COUNTY.

XIII.    TERMINATION

COUNTY may at its election, at any time and without cause, terminate this Agreement by written notice to CONTRACTOR. Said termination shall be deemed eff ective ten (10) days after personal delivery, or fifteen (15) days after mailing by regular U.S. mail, postage prepaid. In addition, either party may immediately terminate this Agreement should the other party fail to substantially perform in accordance with the terms and conditions of this Agreement through no fault of the party initiating the termination. In the event this Agreement is terminated by either CONTRACTOR or COUNTY, CONTRACTOR shall submit to COUNTY all files, memoranda, documents, correspondence and other items generated in the course of performing this Agreement, within fifteen (15) days after the effective date of termination. Should either party terminate this Agreement as provided herein, COUNTY shall pay CONTRACTOR for all satisfactory services rendered by CONTRACTOR prior to the effective date of termination in an amount not to exceed the maximum dollar amount indicated in Section V. herein.

XIV.     NONAPPROPRIATION

This Agreement is subject to COUNTY'S annual appropriation process. In the event that funds representing CONTRACTOR'S compensation and reimbursement for expenses for the services provided pursuant to this Agreement are not appropriated within the approved COUNTY budget in any fiscal year, this Agreement shall be deemed terminated and shall be of no further force or effect as of the date COUNTY'S budget is approved. COUNTY will provide CONTRACTOR with notice of any such action.

XV.      NOTICES

Notices to be given by one party to the other under this Agreement shall be given in writing by personal delivery, by certified mail, return receipt requested, or express delivery service. at the addresses specified below. Notices delivered personally shall be deemed received upon receipt; mailed or expressed notices shall be deemed received four (4) days after deposit. A party may change the address to which notice is to be given by giving notice as provided above.

Notice to COUNTY shall be addressed as follows:

Director
Kern County Department of Human Services
P.O. Box 511
Bakersfield, CA 93302

Notice to CONTRACTOR shall be addressed as follows:

President
L. L. Brown International, Inc.
19425 68" Avenue South, Suite S1 05
Kent, WA 98032

Nothing in this Agreement shall be construed to prevent or render ineffective delivery of notices required or permitted under this Agreement by personal service.

XV1.     OWNERSHIP OF DOCUMENTS

All reports, documents and other items generated or gathered in the course of providing services to COUNTY under this Agreement are and shall remain the property of COUNTY, and shall be returned to COUNTY upon full completion of all services by CONTRACTOR or termination of this Agreement, whichever first occurs.

XVIL     CONFLICT OF INTEREST

The  parties  to this  Agreement  have read and are aware of the  provisions  of
Section 1090 et seq. and Section 87100 et seq. of the Government Code relating to conflict of interest of public officers and employees. CONTRACTOR agrees that they are unaware of any financial or economic interest of any public officer or employee of COUNTY relating to this Agreement. It is further understood and agreed that if such a financial interest does exist at the inception of this Agreement, COUNTY may immediately terminate this Agreement by giving written notice thereof. CONTRACTOR shall comply with the requirements of Government Code
Section 87100 et seq. during the term of this Agreement.

XVIII.   SOLE AGREEMENT

This document, including all attachments hereto, contains the entire agreement between the parties relating to the services, rights, obligations and covenants contained herein and assumed by the parties respectively. No inducements, representations or promises have been made, other than those recited in this Agreement. No oral promise, modification, change or inducement shall be effective or given any force or effect.

XIX.     AUTHORITY TO BIND COUNTY

It is understood that CONTRACTOR, in CONTRACTOR'S performance of any and all duties under this Agreement, has no authority to bind COUNTY to any agreements or undertakings.

XX.      MODIFICATIONS OF AGREEMENT

This Agreement may be modified in writing only, signed by the parties in interest at the time of the modification.

XXI.     NONWAIVER

No covenant or condition of this Agreement can be waived except by the written consent of COUNTY. Forbearance or indulgence by COUNTY in any regard whatsoever shall not constitute a waiver of the covenant or condition to be performed by CONTRACTOR. COUNTY shall be entitled to invoke any remedy available to COUNTY under this Agreement or by law or in equity despite said forbearance or indulgence.

XXII.             CHOICE OF LAWNENUE

The parties hereto agree that the provisions of this Agreement will be "construed pursuant to the laws of the State of California. This Agreement has been entered into and is to be performed in the County of Kern. Accordingly, the parties agree that the venue of any action relating to this Agreement shall be in the County of Kern.

XXIII.            CONFIDENTIALITY

CONTRACTOR shall not, without the written consent of COUNTY, communicate confidential information, designated in writing or identified in this Agreement as such, to any third party and shall protect such information from inadvertent disclosure to any third party in the same manner that they protect their own confidential information, unless such disclosure is required in response to a validly issued subpoena or other process of law. Upon completion of this Agreement, the provisions of this paragraph shall continue to survive.

XXIV.             ENFORCEMENT OF REMEDIES

No right or remedy herein conferred on or reserved to COUNTY is exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy given hereunder or now or hereafter existing by law or in equity or by statute or otherwise, and may be enforced concurrently or from time to time.

XXV.              SEVERABILITY

Should any part, term, portion or provision of this Agreement be decided finally to be in conflict with any law of the United States or the State of California, or otherwise be unenforceable or ineffectual, the validity of the remaining parts, terms, portions, or provisions shall be deemed severable and shall not be affected thereby, provided such remaining portions or provisions can be construed in substance to constitute the agreement which the parties intended to enter into in the first instance.

XXVI.    COMPLIANCE WITH LAW

CONTRACTOR shall observe and comply with all applicable COUNTY, State and federal laws, ordinances, rules and regulations now in effect or hereafter enacted, each of which are hereby made a part hereof and incorporated herein by reference.

XXVIL             CAPTIONS AND INTERPRETATION

Paragraph headings in this Agreement are used solely for convenience, and shall be wholly disregarded in the construction of this Agreement.

No provision of this Agreement shall be interpreted for or against a party because that party or its legal representative drafted such provision, and this Agreement shall be construed as if jointly prepared by the parties.

XXVIII.           TIME OF ESSENCE

Time is hereby expressly declared to be of the essence of this Agreement and of each and every provision hereof, and each such provision is hereby made'and declared to be a material, necessary and essential part of this Agreement.

XXIX     COUNTERPARTS

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

XXX      NONDISCRIMINATION

Neither CONTRACTOR, nor any officer, agent, employee, servant or subcontractor of CONTRACTOR shall discriminate in the treatment or employment of any individual or groups of individuals on the grounds of race, color, religion, national origin, age or sex, either directly, indirectly or through contractual or other arrangements.

XXXI.    AUDIT, INSPECTION AND RETENTION OF RECORDS

CONTRACTOR agrees to maintain and make available to COUNTY accurate books and records relative to all its activities under this Agreement. CONTRACTOR shall permit COUNTY to audit, examine and make excerpts and transcripts from such records, and to conduct audits or reviews of all invoices, materials, records or personnel or other data related to all other matters covered by this Agreement. CONTRACTOR shall maintain such data and records in an accessible location and condition for a period of not less than three (3) years from the date of final payment under this Agreement, or until after the conclusion of any audit, whichever occurs last. The State of California and/or any federal agency having an interest in the subject of this Agreement shall have the same rights conferred upon COUNTY herein.

XXXIL NONCOLLUSION COVENANT

CONTRACTOR represents and agrees that it has in no way entered into any contingent fee arrangement with any firm or person concerning the obtaining of this Agreement with COUNTY. CONTRACTOR has received from COUNTY no incentive or special payments, nor considerations not related to the provision of services under this Agreement.

XXXIII. SIGNATURE AUTHORITY

Each party represents that they have full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of each party has been properly authorized and empowered to enter into this Agreement.


IN WITNESS TO WHICH, each party to this Agreement has signed this Agreement upon the date indicated, and agrees, for itself, its employees, officers, partners and successors, to be fully bound. by all terms and conditions of this Agreement.


                                        COUNTY OF KERN


Dated: May -9 2000                      By /s/ Kenneth W Peterson
                                        --------------------------
                                        Chairman, Board of Supervisors
                                        "County"

                                        L.L. BROWN INTERNATIONAL, INC.

Dated:                                  By /s/ Caroly Scott Brown
                                        --------------------------
                                        Carolyn Scott Brown, President
                                        Taxpayer ID #91-1566134
                                        "CONTRACTOR"

                                        APPROVED AS TO CONTENT:
                                        Kern County Department of Human Services

Dated: 4/28/00                          By /s/ Pat Chendle for
                                        --------------------------
                                        Kathleen M. Irvine, Director

                                        APPROVED AS TO FORM:
                                        Office of the County Counsel

Dated: 4/21/00                          By /s/ Martin Lee
                                        --------------------------
                                        Martin Lee, Deputy County Counsel